Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference of our report dated June 14, 2012, with respect to the consolidated financial statements of Starbev Holdings S.á.r.l. in the Registration Statement on Form S-8 of Molson Coors Brewing Company to be filed on August 8, 2012 for the registration of 5,000,000 shares of its Class B common stock.

/s/ Ernst & Young

Ernst & Young Audit, s.r.o.

Prague, Czech Republic

August 7, 2012